REVOLVING PROMISSORY NOTE

New York, NY
February 26, 2014

FOR VALUE RECEIVED, LIQUID HOLDINGS GROUP, Inc., a Delaware corporation (the "Maker"), promises to pay BRIAN FERDINAND, an individual residing as of the date hereof in the State of New York (together with such individual’s permitted successors and assigns, the "Holder"), in lawful money of the United States of America and in immediately available funds, the aggregate outstanding principal amount of all Loans made pursuant to this Note, as conclusively evidenced (absent manifest error) in the books and records of the Holder, at the location specified in or pursuant to Section 7.04 below, together with interest, all as set forth below.

ARTICLE I

DEFINITIONS AND RELATED MATTERS

1.01         Definitions

The following terms with initial capital letters have the following meanings:

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control", as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling", "controlled by" and "under common control" have correlative meanings. Unless otherwise indicated, "Affiliate" refers to an Affiliate of the Maker.

"Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, judgments, awards and decrees of any Governmental Authority (including common law and principles of public policy).

"Available Commitment" means, at any time, an amount equal to the excess, if any, of the amount of the Commitment then in effect over the aggregate principal amount of Loans outstanding at such time.

1

"Bankruptcy Code" means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

"Borrowing Date" has the meaning assigned to such term in Section 2.01 of this Note.

"Business Day" means any day that is not a Saturday, Sunday or other day on which banks in New York, New York are authorized or obligated to close.

"Commitment" means the obligation of the Holder to make Loans hereunder in an aggregate principal not to exceed $3,750,000, as the same may be changed from time to time pursuant to the terms hereof.

"Default" means any of the events specified in Section 6.01 that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

"Dollars" and "$" mean dollars in lawful currency of the United States.

"Event of Default" has the meaning assigned to such term in Section 6.01 of this Note.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"GAAP" means U.S. generally accepted accounting principles as in effect on the date hereof.

"Governmental Approval" means an authorization, consent, approval, permit or license issued by, or a registration or filing with, any Governmental Authority.

"Governmental Authority" means any nation and any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any tribunal or arbitrator of competent jurisdiction.

"Interest Payment Date" means, with respect to any Loan, (x) each quarterly anniversary of the date of this Note and (y) the date of any repayment or prepayment made in respect of such Loan.

"Lien" means any lien, mortgage, pledge, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement or any lease in the nature thereof) and any agreement to give or refrain from giving any lien, mortgage, pledge, security interest, charge, or other encumbrance of any kind.

2

"Loan" has the meaning given to such term in Section 2.01.

"Material," "Material Adverse Effect" or "Material Adverse Change" means (i) a condition or event material to, (ii) a material adverse effect on or (iii) a material adverse change in, as the case may be, any one or more of the following: (A) the business, assets, results of operations, or financial condition of the Maker and its Subsidiaries taken as a whole or (B) the ability of the Maker to perform its obligations hereunder or (C) the validity, legality or enforceability of this Note, any material provision therein, or the rights or remedies of the Holder hereunder. "Materially" has a correlative meaning.

"Maturity Date" has the meaning assigned to such term in Section 2.03(a) of this Note.

"Note" means this Revolving Promissory Note, as amended, modified or supplemented from time to time.

"Other Note" means that certain revolving promissory note dated on or near the date hereof, by and between the Maker and Douglas J. Von Allmen, as amended, modified or supplemented from time to time.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

"Restricted Payment" has the meaning assigned to such term in Section 4.02(d) of this Note.

"SEC" means the Securities and Exchange Commission.

"Solvent" means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the date hereof or with respect to any transaction contemplated herein to be undertaken after the date hereof; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

3

"Subsidiary" means, with respect to any Person, any other Person of which more than 50% of the total voting power of the capital stock entitled to vote in the election of the board of directors (or other Persons performing similar functions) are at the time directly or indirectly owned by such first Person. Unless otherwise indicated, "Subsidiary" refers to a Subsidiary of the Maker.

"Taxes" means any present or future income, stamp and other taxes, charges, fees, levies, duties, imposts, withholdings or other assessments, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local or foreign taxing authority upon any Person.

1.02         Related Matters.

(a)          Construction.

Unless the context of this Note clearly requires otherwise, "including" is not limiting. References in this Note to any law (or any part thereof) include any rules and regulations promulgated thereunder (or with respect to such part) by the relevant Governmental Authority, as amended from time to time.

(b)          Accounting Terms and Determinations. Unless otherwise specified herein (and whether or not expressly stated), all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

ARTICLE II

LOANS AND TERMS OF PAYMENT

2.01         Procedure for Requesting Loans.  (a)  The Maker may from time to time request that the Holder advance to the Maker loans under this Note (each a "Loan" and, collectively, the "Loans"), on any Business Day prior to the Maturity Date (the date on which such Loan is made, the “Borrowing Date” of such Loan); provided that the Maker shall give the Holder notice (which may be revocable) by facsimile, electronic (PDF) transmission or by telephone no later than 10:00 AM (New York time) one Business Day prior to the requested Borrowing Date, specifying (i) the principal amount of the Loan (which shall not exceed the Available Commitment then in effect) and (ii) the requested Borrowing Date.

4

(b)          Subject to the terms and conditions hereof (including Section 5.01 hereof), the Holder agrees upon receipt of a request in accordance with Section 2.01(a) above, that, not later than 12:00 noon (New York time) on the applicable Borrowing Date, the Holder shall transfer to the Maker an amount equal to the requested Loan, in Dollars in immediately available funds, in the manner set forth in such request; provided, that the aggregate principal amount of Loans outstanding under this Note (giving effect to the making of such requested Loan) shall not exceed the amount of the Commitment then in effect.

2.02         Interest and Fees.

(a)          Interest Rate and Payment.

(i)          The principal amount of each Loan shall accrue interest for each day such Loan remains outstanding at a rate per annum equal to 4%.

(ii)         Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (iii) of this Section 2.02(a) shall be payable from time to time on demand.

(iii)        (x) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.02(a) plus 200 basis points, and (y) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans plus 200 basis points, in each case, with respect to clauses (x) and (y) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(b)          Commitment Fee.  The Maker agrees to pay to the Holder a commitment fee for the period from and including the date hereof to the Maturity Date, computed at a rate per annum equal to 0.50% on the average daily amount of the Available Commitment during the period for which payment is made, payable quarterly in arrears on each quarterly anniversary of the date hereof and on the Maturity Date.

(c)          Computations.

(i)          Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed.

5

(ii)         The Holder is hereby authorized to record in its books and records with respect to each Loan (i) the Borrowing Date and original principal amount thereof, (ii) the rate of interest thereon and (iii) each payment and repayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. The failure of the Holder to make any such recordation shall not limit or otherwise affect the obligation of the Maker to repay the Loans in accordance with their respective terms as set forth herein.

(d)          Maximum Lawful Rate of Interest.  The rate of interest payable on this Note with respect to any Loan shall in no event exceed the maximum rate permissible under Applicable Law. If the rate of interest payable is ever reduced as a result of this Section and at any time thereafter the maximum rate permitted by Applicable Law shall exceed the rate of interest provided for any Loan in this Note, then the rate provided for in this Note shall be increased for each Loan then outstanding to the maximum rate provided by Applicable Law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this Section.

2.03         Repayments and Prepayments of Principal.

(a)          Repayment.  The principal of and all accrued interest on this Note shall be payable in full on April 30, 2015 (the "Maturity Date").

(b)          Optional Prepayment.  The Maker may at any time and from time to time prepay any Loan in whole or in part, without premium or penalty (“Optional Prepayment”), except as provided below, upon notice delivered to the Holder no later than 10:00 AM (New York time) on the date of the proposed Optional Prepayment, which notice shall specify (i) the date of such Optional Prepayment and (ii) for each Loan proposed to be prepaid, the principal amount to be prepaid in such Optional Prepayment.

(c)          Payments Set Aside.  To the extent the Holder receives payment of any amount under this Note, whether by way of payment by the Maker, setoff, or otherwise, which payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, other law or equitable cause, in whole or in part, then, to the extent of such payment received, this Note or the part hereof intended to be satisfied thereby shall be revived and continue in full force and effect, as if such payment had not been received by the Holder.

2.04         Manner of Payment.  The Maker shall make each payment under this Note to the Holder without any deduction whatsoever, including any deduction for any setoff, recoupment, counterclaim or Taxes, in Dollars in immediately available funds, not later than 1:00 PM (New York time) on the due date thereof, by wire transfer or ACH payment to the account specified by Holder from time-to-time. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall instead be made on the next succeeding Business Day, together with interest accrued during the period of such extension.

6

2.05         Voluntary Reduction or Termination of the Commitment.

At its option, the Maker may at any time terminate, or from time to time permanently reduce, the Commitment, by written notice to the Holder at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election (and, in the case of a reduction, the amount thereof) and the effective date thereof; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $100,000 and not less than $500,000 and (ii) the Commitment shall not be terminated or reduced if, after giving effect to any concurrent prepayment of any Loans in accordance with Section 2.03(b), the aggregate principal amount of Loans outstanding under this Note would exceed the Commitment as so reduced.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Maker represents and warrants to the Holder as follows:

3.01         Organization, Powers and Good Standing.  The Maker is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate (or other equivalent organizational) power and authority and the legal right to own and operate its properties, to carry on its business as heretofore conducted and as proposed to be conducted and to enter into this Note and to carry out the transactions contemplated thereby. The Maker possesses all Governmental Approvals, in full force and effect that are necessary for the ownership, maintenance and operation of its properties and the conduct of its business as now conducted and proposed to be conducted and is not in Material violation thereof. The Maker is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business makes such qualification necessary, except any jurisdictions where any failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.02         Authorization, Binding Effect, No Conflict, Etc.

(a)          The execution, delivery and performance by the Maker of this Note have been duly authorized by all necessary corporate or other action on the part of the Maker. This Note has been duly executed and delivered by the Maker and is the legal, valid and binding obligation of the Maker, enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally.

7

(b)          The execution, delivery and performance by the Maker of this Note, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of the charter or other organizational documents of the Maker, (ii) violate any Applicable Law binding on the Maker, except where such violation would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and would not subject the Holder to any liability, or (iii) result in the creation or imposition of any Lien upon any material asset of the Maker.

(c)          No Governmental Approval is or will be required in connection with the execution, delivery and performance by the Maker of this Note or the transactions contemplated thereby or to ensure the legality, validity or enforceability thereof, except where the failure to obtain such Governmental Approval would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

3.03         Ownership of Property. The Maker has good title to all its property, except for such exceptions to such title as would not reasonably be expected to result in a Material Adverse Effect.

3.04         Solvency.  The Maker, on a consolidated basis together with its Subsidiaries, and giving effect to this Note and the Other Note, as of February 26, 2014, is Solvent.

ARTICLE IV

COVENANTS

4.01         Affirmative Covenants. The Maker hereby agrees that, so long as the Commitment remains in effect or any Loan or other amount is owing to the Holder hereunder, the Maker shall:

(a)          Financial Statements and Information. Whether or not required by the rules and regulations of the SEC, to the extent that the below is not publicly available on its website or on file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations under the Exchange Act (including all applicable extension periods), upon the reasonable request of the Holder, furnish to the Holder:

(i)          all quarterly and annual financial and other information with respect to the Maker and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Maker were required to file such forms, and, with respect to the annual information only, a report thereon by the Maker’s certified independent accountants; and

8

(ii)         all current reports that would be required to be filed with the SEC on Form 8-K if the Maker were required to file such reports.

(b)          Maintenance of Existence. Maintain and preserve (a) its existence and good standing (as applicable) in the jurisdiction of its organization and (b) its qualification to do business and good standing (as applicable) in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect:

(c)          Compliance with Laws. Comply in all material respects with all Applicable Laws, except where failure to comply would not reasonably be expected to have a Material Adverse Effect.

(d)          Further Assurances. Promptly execute and deliver to the Holder all such other documents, agreements and instruments reasonably requested by the Holder to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Maker in this Note, or to correct any omissions in this Note.

4.02         Negative Covenants. The Maker hereby agrees that, so long as the Commitment remains in effect or any Loan or other amount is owing to the Holder hereunder, the Maker shall not (and, solely in the case of Section 4.02(a) below, shall not permit any of its Subsidiaries to):

(a)          Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any indebtedness for borrowed money, except:

(i)          Indebtedness incurred under this Note and the Other Note; and

(ii)         Indebtedness in an aggregate principal amount not in excess of $10,000,000 at any time.

(b)          Fundamental Changes. Merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Property of the Maker and its Subsidiaries, taken as a whole, to any other Person (any such transaction, a “consolidation”), provided that any Subsidiary of the Maker may participate in a consolidation, merger, sale or other disposition with the Maker or another Subsidiary (provided that the Maker or a Subsidiary shall be the continuing or surviving Person or the Person that acquires the property in question).

9

(c)          Limitation on Restricted Payments. Directly or indirectly:

(i)          declare or pay any dividend or make any other payment or distribution on account of the Maker’s equity interests (including, without limitation, any payment in connection with any merger or consolidation involving the Maker) or to the direct or indirect holders of the Maker’s equity interests in their capacity as such (other than dividends or distributions payable in equity interests of the Maker or payable to the Maker);

(ii)         purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Maker) any equity interests of the Maker (except in exchange for equity interests of the Maker); or

(iii)        make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness (other than intercompany indebtedness between the Maker and a Subsidiary or between Subsidiaries of the Maker) that is subordinated in right of payment to this Note or the Other Note, except a payment of interest or principal at the stated maturity thereof (all such payments and other actions set forth in these clauses (i) through (iii) being collectively referred to as “Restricted Payments”), except for Restricted Payments in an aggregate amount over the term of this Note not in excess of $100,000.

(d)          Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, allow, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Maker or any other Subsidiary, or pay any indebtedness owed to the Maker or another Subsidiary, (b) make loans or advances to the Maker or any other Subsidiary or (c) transfer any of its properties to the Maker or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Law; (ii) this Note and the Other Note; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement or license entered into by a Subsidiary in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person; (v) customary restrictions and conditions contained (x) in any agreement relating to the sale of any property that is permitted hereunder pending the consummation of such sale, or (y) in any secured indebtedness agreement or lease agreement, to the extent such restrictions are limited to the assets subject to such agreement or serving as collateral therefor; or (vi) any agreement in effect (x) as of the date hereof or (y) at the time such Subsidiary becomes a Subsidiary of the Maker, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Maker, or, in the case of clause (x) or (y), any amendments, modifications, renewals or replacements of such agreement that are not materially more restrictive, taken as a whole, with respect to such dividend, other payment and asset transfer restrictions, than the agreement being so amended, modified, renewed or replaced.

10

ARTICLE V

CONDITIONS PRECEDENT

5.01         Conditions to Each Extension of Credit. The agreement of the Holder to make any extension of credit requested to be made by it on any date is subject to the satisfaction (or waiver in writing in accordance with Section 7.02) of the condition precedent that no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be made on such date.

Each borrowing by the Maker hereunder shall constitute a representation and warranty by the Maker as of the date of such extension of credit that the condition precedent contained in this Section 5.01 and set forth above has been satisfied.

ARTICLE VI

EVENTS OF DEFAULT

6.01         Events of Default.  The occurrence of any one or more of the following events, acts or occurrences shall constitute an event of default (each an "Event of Default"):

(a)          Failure to Make Payments.  The Maker (i) shall fail to pay as and when due (whether at stated maturity, upon acceleration, upon required prepayment or otherwise) any principal of this Note, or (ii) shall fail to pay any interest or other amounts payable under this Note within ten (10) Business Days of the date the Maker receives a demand in writing from the Holder that such interest or other amounts be paid; or

(b)          Default in Other Debt.  (i) Failure of the Maker to pay when due any principal of or interest on or any other amount payable in respect of one or more items of indebtedness for borrowed money, in each case beyond the grace period, if any, provided therefor and aggregating $5,000,000 or more, or (ii) breach or default by the Maker with respect to any other material term of (1) one or more items of indebtedness for borrowed money aggregating $5,000,000 or more or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of indebtedness aggregating $5,000,000 or more, in each case beyond the grace period, if any, provided therefor, if as a result of such breach or default such indebtedness becomes or is declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

11

(c)          Involuntary Bankruptcy; Appointment of Receiver, Etc.  (i) A court of competent jurisdiction shall enter a final decree or order for relief in respect of the Maker in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Maker under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Maker, or over all or a substantial part of the property of the Maker, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Maker for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Maker, and any such event described in this clause (ii) shall continue for forty-five days without having been stayed, dismissed, bonded or discharged; or

(d)          Voluntary Bankruptcy; Appointment of Receiver, Etc.  (i) The Maker shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Maker shall make any assignment for the benefit of creditors; or (ii) the Maker shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of the Maker (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 6.01(c).

(e)          Breach of Covenants.  Failure of the Maker to comply with or to perform any covenant set forth in this Note in any material respect and continuance of such failure for 30 days after notice of such failure to the Maker by the Holder.

(f)          Representations and Warranties.  Any representation or warranty made by the Maker in this Note is false in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Maker to the Holder in connection herewith is false in any material respect on the date as of which the facts therein set forth are stated or certified.

6.02         Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 6.01(c) or 6.01(d), the unpaid principal amount of each Loan made pursuant to this Note and all other obligations of the Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest, notice or other requirements of any kind, all of which are hereby expressly waived by the Maker.

12

(b)          Upon the occurrence and during the continuance of an Event of Default, other than those specified in Section 6.01(c) or 6.01(d), the Holder may, by written notice to the Maker, declare all or any portion of the unpaid principal amount of any Loan made pursuant to this Note and of all other obligations of the Maker hereunder to be, and the same shall thereupon become, immediately due and payable, without presentment, demand, protest, any additional notice or other requirements of any kind, all of which are hereby expressly waived by the Maker.

ARTICLE VII

MISCELLANEOUS

7.01         Expenses.    The Maker shall pay or reimburse the Holder promptly after demand for any and all costs and expenses (including fees and disbursements of in-house and other attorneys, appraisers and consultants) incurred by the Holder in any amendment, workout, restructuring or similar arrangements or, after an Event of Default, in connection with the protection, preservation, exercise or enforcement of any of the terms of this Note or in connection with any foreclosure, collection or bankruptcy proceedings.

7.02         Waivers; Amendments in Writing.  No amendment of any provision of this Note (including a waiver thereof or consent relating thereto) shall be effective unless the same shall be in writing and signed or consented to by the Holder and the Maker. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances.

7.03         Cumulative Remedies; Failure or Delay.  The rights and remedies provided for under this Note are cumulative and are not exclusive of any rights and remedies that may be available to the Holder under Applicable Law or otherwise. No failure or delay on the part of the Holder in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise thereof or of any other power, right or remedy.

7.04         Notices, Etc.  All notices and other communications under this Note shall be in writing (including by facsimile, e-mail or other similar electronic formats) and shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

13

If to the Maker, to it at:

Liquid Holdings Group, Inc.

800 Third Avenue, 38th Floor

New York, NY 10022
Attention: Chief Financial Officer
Fax: (212) 293-2472

E-mail: accounting@liquidholdings.com

with a copy to:

Liquid Holdings Group, Inc.

800 Third Avenue, 38th Floor

New York, NY 10022
Attention: General Counsel
Fax: (212) 293-2472

E-mail: legal@liquidholdings.com

If to the Holder, to him at:

Brian Ferdinand

224 Muttontown Eastwood Road

Muttontown NY 11791

7.05         Successors and Assigns.  This Note shall be binding upon and inure to the benefit of the parties hereto and their respective successors and transferees. The Maker may not assign or transfer any interest hereunder without the prior written consent of the Holder. The Holder may not (except during the continuance of an Event of Default) assign or transfer any interest hereunder without the prior written consent of the Maker, which shall not be unreasonably withheld. Any assignment or attempted assignment not permitted hereunder shall be void.

7.06         Governing Law.     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14

7.07         Choice of Forum.  The Maker and the Holder each hereby irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Note, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)          consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Maker, at its address set forth in Section 7.04 or at such other address of which the Holder shall have been notified pursuant thereto;

(d)          agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 7.07 any special, exemplary, punitive or consequential damages.

7.08         Setoff.   In addition to any rights now or hereafter granted under Applicable Law, during the existence of any Event of Default, the Holder is hereby irrevocably authorized by the Maker, at any time or from time to time, without notice to the Maker or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all indebtedness, in each case whether direct or indirect or contingent or matured or unmatured at any time owing by the Holder to or for the credit or the account of the Maker, against and on account of the obligations of the Maker to the Holder under this Note to which the Maker is a party, irrespective of whether or not the Holder shall have made any demand for payment and although such obligations may be contingent and unmatured.

7.09         Complete Agreement.

This Note is intended by the Maker as a final expression of its agreement regarding the subject matter hereof and contains a complete and exclusive statement of the terms and conditions of such agreement.

7.10         Headings.  The Article and Section headings used in this Note are for convenience of reference only and shall not affect the construction hereof.

15

7.11         Severability.  If any provision of this Note shall be held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability, which shall not affect any other provisions hereof or the validity, legality or enforceability of such provision in any other jurisdiction.

7.12         Limitation of Liability, Etc.; Certain Waivers.         No claim shall be made by the Maker against the Holder or the Affiliates, directors, officers, employees or agents of the Holder for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or under any other theory of liability arising out of or related to the transactions contemplated by this Note, or any act, omission or event occurring in connection therewith; and the Maker, on behalf of itself and its Subsidiaries, waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. The Maker expressly waives any presentment, demand, protest, notice of dishonor or any other notice of any kind in connection with this Note now or hereafter required by Applicable Law.

7.13         WAIVER OF TRIAL BY JURY. THE MAKER AND THE HOLDER (BY ACCEPTANCE HEREOF) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Remainder of page is intentionally left blank.]

16

IN WITNESS WHEREOF, the Maker has caused this Note to be executed and delivered as of the date first set forth above.

Maker:

LIQUID HOLDINGS GROUP, INC.
a Delaware corporation

By:	/s/ Brian M. Storms
Name: Brian M. Storms
Title: CEO

Accepted and Agreed:

Holder:

BRIAN FERDINAND
an individual

/s/ Brian Ferdinand

[Revolving Promissory Note]